DISTRIBUTION AND SERVICING PLAN

                          THE INLAND MUTUAL FUND TRUST
                                (CLASS B SHARES)


       WHEREAS, The Inland Mutual Fund Trust, a Delaware business trust (the "Trust"), is comprised of the Inland Real Estate Income and Growth Fund (the "Fund");

       WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Act");

       WHEREAS, the Fund is a series of the Trust, as that term is contemplated under the Act;

       WHEREAS, the trustees of the Trust have determined that there is a reasonable likelihood that this Distribution and Servicing Plan will benefit the Fund and its beneficial owners; and

       WHEREAS, the Trust employs a broker-dealer, registered as such under the Securities Exchange Act of 1934, as amended, as distributor (the "Distributor") of Class B shares of beneficial interests of the Fund (the "Shares").

       NOW, THEREFORE, the Trust hereby adopts this Distribution and Servicing Plan (this "Plan") with respect to the Shares, in accordance with Rule 12b-1 under the Act, having the following terms and conditions:

       1.     Payment to the Distributor.

       The Trust, out of the assets belonging to the Fund, shall pay to the Distributor a fee (the "Distribution Fee") for services rendered and expenses borne by the Distributor in connection with the distribution of the Shares, and another fee (the "Servicing Fee") in connection with personal services rendered to the beneficial owners of the Shares (the "Class B Beneficial Owners") and/or maintenance of all Class B Beneficial Owners' accounts. The Distribution Fee shall be paid at an annual rate of the lesser of 0.75 of 1% of the total of the Fund's average daily net assets attributable to the Shares or the Distributor's total costs incurred during the applicable year in the distribution of the Shares for the Fund. The Servicing Fee shall be paid at an annual rate of the lesser of 0.25 of 1% of the total of the Fund's average daily net assets attributable to the Shares or the Distributor's total costs incurred during the applicable year in the servicing of the Class B Beneficial Owners' accounts. Subject to such limits and subject to the provisions of Section 10, the Distribution Fee and the Servicing Fee shall be approved from time to time by
(a) the trustees of the Trust and (b) the Rule 12b-1 Trustees (as herein defined). The Distribution Fee and the Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the trustees shall determine.

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       2.     Permitted Servicing Fee Expenditures.

       The Servicing Fee may be spent by the Distributor on personal services rendered to the Class B Beneficial Owners and/or maintenance of the Class B Beneficial Owners' accounts (but may not be spent on recordkeeping charges, accounting expenses, transfer costs, or custodian fees). The Distributor's expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers who aid in the processing of purchase or redemption requests for the Shares or the processing of dividend payments with respect to the Shares, who provide information periodically to the Class B Beneficial Owners showing their positions in the Shares, who forward communications from the Trust to the Class B Beneficial Owners, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the Class B Beneficial Owners' needs, who respond to inquiries from the Class B Beneficial Owners relating to such services, or who train personnel in the provision of such services.

       3.     Effective Date of Plan.

       This Plan shall not take effect until (together with any related agreements) it has been approved by votes of a majority of both (i) the Board of Trustees of the Trust, and (ii) those trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

       4.     Continuance.

       This Plan shall continue in effect for as long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3.

       5.     Reports

       The Distributor and other persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreements shall provide to the trustees of the Trust and the trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Annually, the Distributor shall certify in writing that the aggregate payments received by it from the Fund during the year, pursuant to this Plan, did not exceed the Distributor's total costs incurred during the year (including reasonable allocation of overhead) in the servicing of the Shares.

       6.     Termination.

       This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority (as defined in the Act) of the outstanding Shares .

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       7.     Amendments.

       This Plan may not be amended to increase materially the amount of payments provided for in Section 1 unless such amendment is approved in the manner provided for initial approval in Section 3 and by a vote of a majority (as defined in the Act) of the outstanding Shares.

       8.     Obligations While Plan is in Effect.

       While this Plan is in effect, (i) a majority of the trustees of the Trust shall not be interested persons of the Trust; (ii) the selection and nomination of trustees who are not interested persons of the Trust shall be committed to the discretion of the trustees who are not interested persons; and (iii) any person who acts as legal counsel for trustees who are not interested persons of the Trust is an "independent legal counsel" (as defined in the Act).

       9.     Records.

       The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 5, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

       10.    Allocation of Certain Expenses.

       For purposes of Sections 1, 2 and 5, the following allocations will be made in determining permitted expenditures. For the Distribution Fee, salaries and other compensation of employees of the Distributor may be reimbursed in proportion to the amount of time the employee devoted to activities primarily intended to result in the sale of Shares (such activities being referred to as "Distribution Activities"). Overhead expenses, including rent, utilities and support staff compensation, will be allocated using similar principles. For the Servicing Fee, salaries and other compensation of employees of the Distributor may be reimbursed in proportion to the amount of time the employee devoted to activities primarily related to servicing the Class B Beneficial Owners' accounts. For example, for the purposes of the Distribution Fee, rent will be allocated pursuant to the following formula:

              a. The total rent paid by the Distributor will be multiplied by a fraction, the numerator of which is the square feet utilized by an employee who is engaged in Distribution Activities and the denominator of which is the total square feet rented by the Distributor.

              b. The product obtained will be multiplied by the percentage of the employee's time devoted to Distribution Activities.

              c. The product obtained will be added to the products similarly calculated for all other employees engaged in Distribution Activities.


Dated:  __________ ___, 2002

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